Exhibit 10.2
SHAREHOLDER AGREEMENT

DATED AS OF APRIL 8, 2025

TABLE OF CONTENTS
Page
1.1    Defined Terms    1
1.2    Construction    4
ARTICLE II CORPORATE GOVERNANCE MATTERS    5
2.1    Composition of the Board    5
2.2    Qualification of Fortissimo Designee    7
ARTICLE III VOTING MATTERS    8
3.1    Voting    8
ARTICLE IV ADDITIONAL COVENANTS    9
4.1    Transfer Restrictions    9
4.2    Standstill    11
ARTICLE V REGISTRATION RIGHTS    12
5.1    Form F-3 Registration    12
5.2    Company Registration    13
5.3    Registration Expenses    13
5.4    Registration Default    14
5.5    Registration Matters    14
5.6    Indemnification    17
5.7    Holders Obligations    18
5.8    Company Covenants.    19
5.9    Assignment.    20
5.10    Waivers.    20
ARTICLE VI GENERAL PROVISIONS    20
6.1    Termination    20
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6.2    Notices    21
6.3    Entire Agreement; Amendments    22
6.4    Assignment    22
6.5    Third Parties    23
6.6    Governing Law; Jurisdiction    23
6.7    Equitable Relief    23
6.8    Severability    23
6.9    Headings; Definitions    23
6.10    Counterparts    23

Exhibit A    Form of Joinder Agreement
Exhibit B    Procedure for a Qualifying Offer

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SHAREHOLDER AGREEMENT
This Shareholder Agreement (as it may be amended or supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of April 8, 2025, is entered into by and between Stratasys Ltd., a company organized under the laws of the State of Israel (the “Company”), and FF6-SSYS, Limited Partnership, a limited partnership organized under the laws of the State of Israel (“Fortissimo”).
BACKGROUND
WHEREAS, the Company and FF have entered into that certain Securities Purchase Agreement, dated as of February 2, 2025 (the “Purchase Agreement”), as assigned to Fortissimo, an Affiliate of FF, on April 8, 2025, and pursuant to which, among other things, on the date hereof, Fortissimo is receiving Ordinary Shares (as defined below);
WHEREAS, in connection with the closing of the transactions contemplated under the Purchase Agreement (the “Transactions”) (the “Closing”) and the date of the Closing (the “Effective Date”), and as a condition to the consummation thereof, the Company and Fortissimo are entering into this Agreement to set forth certain understandings between the parties, including with respect to certain governance matters relating to the Company; and
WHEREAS, the Company and Fortissimo intend for the rights and obligations set forth herein to become automatically effective upon the Closing.
NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
Article I
INTRODUCTORY MATTERS
1.1Defined Terms. The following terms have the following meanings when used herein with initial capital letters:
“Activist Shareholder” means any Person, other than a Fortissimo Shareholder, or any Affiliate, existing employee, or partner in FF, who (i) is an institutional investor that is identified on the most recently available “SharkWatch 50” list (or any successor or comparable list) published by Insightia (formerly SharkRepellent)), (ii) is reasonably known to have publicly engaged in activist campaigns against public companies, or against the Company, in the past three (3) years by publicly stating an intention to or actually attempting to (pursuant to proxy solicitation, tender or exchange offer or other public means), (x) acquire 25% or more of any such company (or the Outstanding Shares of the Company) without the consent or approval of the applicable board, (y) run a “vote no” campaign or (z) cause a sale, spin-off or other corporate transaction, or (iii) has, in the past three (3) years prior to the date of the applicable transfer of Ordinary Shares, filed a Statement of Beneficial Ownership Report on Schedule 13D with the SEC with respect to the Company.

“Affiliate” means, as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, and also, with respect to a Person who is a natural person, any member of the immediate family of such individual, including such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any other Person who lives in such individual’s household and any trust whose primary beneficiary is such individual or one or more members of such immediate family. Notwithstanding anything herein to the contrary, for purposes of this Agreement, neither the Company nor any of its Subsidiaries, on the one hand, and any Fortissimo Shareholder, on the other hand, shall be deemed to be Affiliates of each other.
“Aggregate Purchase Price” means as defined in the Purchase Agreement.
“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
“Board” means the board of directors of the Company.
“Business Day” means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in New York, New York, or Tel Aviv, Israel are required by Law to close.
“Change of Control” means (i) a transaction or series of transactions (other than the transactions contemplated by the Purchase Agreement) that results in any Person beneficially owning more than fifty percent (50%) of the issued and outstanding Ordinary Shares (the “Outstanding Shares”) or (ii) individuals, other than those nominees recommended by the Board, being elected to the Board at an annual or extraordinary shareholder meeting of the Company, and constituting a majority of the Board thereafter.
“Closing Shares” means the Ordinary Shares issued to Fortissimo at the Closing pursuant to the Purchase Agreement.
“Committee” means any or all of the Audit Committee, the Compensation Committee, and any other committee of the Board.
“Compensation Committee” means the compensation committee of the Board, or another committee performing the functions of overseeing executive compensation and related matters that a compensation committee of a public company that is listed on the Exchange customarily oversees.
“Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any member of the Board.
“Exchange” means the Nasdaq Stock Market LLC or any other exchange on which the Ordinary Shares are primarily listed.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fortissimo Shareholders” means Fortissimo and any Permitted Transferee.
“FF” means Fortissimo Capital Fund VI, L.P., an exempted limited partnership organized under the laws of the Cayman Islands.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Holder” means the Fortissimo Shareholders, so long as they hold Registrable Securities or any Person to whom the rights under Article V were transferred pursuant to Section 5.9.
“Law” means any statute, law (including common law), regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including the rules and regulations of the Exchange.
“Ordinary Shares” means the ordinary shares, 0.01 New Israeli Shekels par value, of the Company, and any other share capital of the Company into which such ordinary shares is reclassified or reconstituted and any other ordinary shares of the Company.
“Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any Governmental Authority, court, authority or other body (whether Israeli, U.S. federal, and state, foreign local or otherwise).
“Registrable Shares” means (i) the Closing Shares; provided, however, that Closing Shares shall only be Registrable Shares hereunder if and only for so long as they (A) have not been distributed to the public pursuant to an offering registered under the Securities Act, (B) have not been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (C)  have not been transferred to any Person to whom the rights under this Agreement are not assigned in accordance with this Agreement, (D) have not ceased to be outstanding, and (E) are not held by any Holder that, together with its Affiliates, Beneficially Owns less than five percent (5%) of the Outstanding Shares and that may be sold under Rule 144(b)(1) without limitation under any other requirements of Rule 144, provided that the Company is in compliance with any applicable current public information requirements.
“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to the Company’s performance of or compliance with this Agreement, means all expenses incurred by the Company in complying with Section 5.1 or Section 5.2 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the fees of legal counsel for any Holder).
“Registration Statement” means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Shares pursuant to the provisions of this Agreement (including without limitation any Initial Registration Statement, any New Registration Statement and any Remainder Registration Statements) and amendments and supplements to such Registration Statements, including post-effective amendments.
“Restricted Entity” means any Person that competes with the Company, including without limitation those entities listed on Schedule A and for the avoidance the entities listed in Schedule B shall not be deemed Restricted Entities.
“Restricted Persons” means (i) a Restricted Entity, and (ii) any Activist Shareholder.
“Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule.
“Rule 415” means Rule 415 promulgated under the Securities Act, or any successor rule.
“SEC” means the U.S. Securities and Exchange Commission or any successor agency.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any similar successor statute.
“Selling Expenses” means all selling commissions applicable to the sale of Registrable Shares and all fees and expenses of legal counsel for any Holder.
“Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Ordinary Share, directly or indirectly, by operation of Law, contract or otherwise, (i) the sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person of such Ordinary Share, in whole or in part, (ii) any hedging, swap, forward contract or other transaction that is designed to or which reasonably could be expected to lead to or result in a transfer or other disposition of Beneficial Ownership of, or pecuniary interest in, or the economic consequences of having Beneficial Ownership of, such Ordinary Share, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Ordinary Share, (iii) short sale of, or trade in, such Ordinary Share, or entry into any transaction with respect to derivative securities representing the right to vote or economic benefits of, such Ordinary Share, or (iv) entry into any contract, option or other arrangement or understanding with respect to the matters described in the foregoing clauses (i) to (iii). When used as a noun, “Transfer” shall have such correlative meaning as the context may require.
1.2Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) the word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless otherwise specified, (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (f) references to “day” mean a calendar day unless otherwise indicated as a “Business Day”, and (g) references to “$” mean U.S. dollars, the lawful currency of the United States of America. Section references are to this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.
Article II

CORPORATE GOVERNANCE MATTERS
2.1Composition of the Board.
(a)Subject to the terms and conditions of this Article II, from and after the Effective Date, Fortissimo shall have the right (but not the obligation) to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized Committee thereof shall include, one (1) individual who meets the Designee Qualifications to serve as a Director (the “Fortissimo Initial Designee”).
(b)If the Fortissimo Shareholders shall Beneficially Own at least (20%) of the Outstanding Shares the Company shall procure that the Board shall, prior to the earlier of (i) the first annual meeting of Company and (ii) the next extraordinary general meeting, following the Fortissimo Shareholders’ acquisition of such 20% Beneficial Ownership (the “Next Company AGM/EGM”), include in the proxy statement for such Next Company AGM/EGM (provided that the Fortissimo Shareholders' acquisition of such 20% Beneficial Ownership has been notified to the Company not less than 10 trading days prior to the date on which such proxy statement is distributed) a solicitation of the Company shareholders’ affirmative vote in favor of shareholder resolutions approving the appointment, of one (1) additional individual (in addition to the Fortissimo Initial Designee) designated by Fortissimo (if Fortissimo so designates) who meets the Designee Qualifications to serve as a Director, (the “Fortissimo Second Designee”).
(c)Each such individual whom Fortissimo shall actually designate in accordance with this Article II (including with respect to the Designee Qualifications), shall be referred to herein as a “Fortissimo Designee”. The Fortissimo Initial Designee shall be Yuval Cohen, and, if Fortissimo obtains the right to designate the Fortissimo Second Designee pursuant to Section 2.1(b), the initial Fortissimo Second Designee shall be Eliezer Blatt. Any replacement Fortissimo Designee shall require the approval (not to be unreasonably withheld) of a majority of the non-Fortissimo Designee Directors (the “Approval Requirement”). Subject to Section 2.1(g), if any replacement Fortissimo Designee does not satisfy the Approval Requirement, Fortissimo shall have the right to designate another individual as the replacement Fortissimo Designee (which process may be repeated, subject to Section 2.1(g), until such time as the replacement Fortissimo Designee satisfies the Approval Requirement).

(d)During the period commencing upon the Effective Date and prior to the appointment of the Fortissimo Second Designee, Fortissimo shall be entitled to designate, one representative of Fortissimo to attend and be heard at all meetings of the Board in a non-voting observer capacity (the “Observer”), provided that (A) such Observer executes a confidentiality agreement in form and substance reasonably satisfactory to the Company, and (B) the Company shall have the right to exclude such Observer from any meeting or portion thereof if the Board determines in good faith that (1) the Observer has (or if Fortissimo or its Affiliates have) a personal interest (as defined in the Companies Law) with respect to the matter being discussed in such meeting, (2) upon advice of counsel, that such exclusion is necessary to preserve attorney-client privilege, or (3) that such exclusion is necessary to protect highly confidential proprietary information. Subject to the foregoing sentence, the Company shall give the Observer copies of all notices, minutes, consents, and other materials provided to the Board at the same time and in the same form that it provides to the directors.
(e)Notwithstanding the foregoing provisions of Section 2.1(a)-(d), the number of individuals that Fortissimo is entitled to designate to serve as Directors and/or an Observer pursuant to Section 2.1 shall be reduced to: (i) one (1) Director and one (1) Observer if, at any time, the Fortissimo Shareholders Beneficially Own at least 10% but less than 19% of the issued and outstanding shares of the Company; (ii) no Directors and one (1) Observer if, at any time, the Fortissimo Shareholders Beneficially Own at least 7.5% but less than 10% of the issued and outstanding shares of the Company; and (iii) no Directors or Observers if, at any time, the Fortissimo Shareholders Beneficially Own less than 7.5% of the issued and outstanding shares of the Company; provided however, that if the Fortissimo Shareholders’ Beneficial Ownership is reduced due to any dilutive actions taken by the Company, including, but not limited to, any issuances of Ordinary Shares, the number of individuals that Fortissimo is entitled to designate to serve as Directors or the Observer shall not be reduced as a consequence of such dilutive actions. Any step-down reductions in the number of individuals that Fortissimo is entitled to designate to serve as Directors or as the Observer pursuant to the immediately preceding sentence is referred to in either case hereinafter as the “Board Stepdown.” Fortissimo undertakes to inform the Company in writing no later than 24 hours after any disposition of Ordinary Shares that results in the occurrence of any Board Stepdown. In the event of a Board Stepdown, (i) with respect to a Fortissimo Designee, Fortissimo shall cause such number of Fortissimo Designee(s) that exceed the number of directors which Fortissimo is then entitled to designate pursuant hereto to express his or her willingness to resign from the Board to the Board, as promptly as practicable following the date of such Board Stepdown; and (ii) with respect to the Observer, such Observer shall cease to serve as an observer following the applicable Board Stepdown.
(f)In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any Fortissimo Designee, except in the case of vacancy resulting from, or related to, the Board Stepdown, any individual nominated or appointed by or at the direction of the Board or any duly-authorized Committee thereof to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled by, a new Fortissimo Designee who has satisfied the Approval Requirement and meets the applicable Designee Qualifications, and the Company and the Board shall take, to the fullest extent permitted by Law, at any time and from time to time, all actions necessary to accomplish the same as soon as possible following such designation    .
(g)Not later than 30 days prior to the date such information is required by the Company, the Company shall give Fortissimo written notice of the information it requires with respect to the Fortissimo Designees for purposes of the meeting of shareholders of the Company to be called for the purpose of electing Directors and when such information is required, and Fortissimo shall provide all such reasonably requested information to the Company as promptly as practicable. So long as a Fortissimo Designee meets, and continues to meet at each time of re-election, the applicable Designee Qualifications, the Company shall include such Fortissimo

Designee in the slate of nominees recommended by the Board at any meeting of shareholders called for the purpose of electing Directors, and use its reasonable best efforts to cause the election of such Fortissimo Designee to the Board, including nominating such Fortissimo Designee to be elected as a Director as provided herein, recommending such Fortissimo Designee’s election and soliciting proxies or consents in favor thereof, in all cases subject to the Board’s obligations under applicable Law; provided however, that if any Fortissimo Designee is not elected by the Company’s shareholders at such general meeting, the Company shall procure that a vacancy will be created on the Board and Fortissimo shall designate an individual (other than such Fortissimo Designee who was not elected by the Company’s shareholders and who otherwise satisfies the requirements with respect to a replacement Fortissimo Designee hereunder) as a Fortissimo Designee who shall be appointed to fill such vacancy.
(h)Non-Assignable Rights. The rights of Fortissimo to designate Directors pursuant to this Article II are personal to Fortissimo and shall not be assigned, transferred, or delegated to any other Person or entity under any circumstances, other than a Permitted Transferee. Any attempted assignment, transfer, or delegation of such rights shall be null and void ab initio.
2.2Qualification of Fortissimo Designee or the Observer.
(a)Each Fortissimo Designee shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such Fortissimo Designee ceases to serve as a Director:
(i)meet and comply with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Directors, including the Company’s code of business conduct and ethics, corporate governance guidelines, insider trading policy and whistleblower and non-retaliation policy;
(ii)not trigger any disclosure requirement under Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act;
(iii)not be subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company; and
(iv)not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Restricted Person (unless otherwise agreed to by a majority of the non-Fortissimo Designee Directors), or any other Person if such Fortissimo Designee's appointment would not comply with applicable Law, including Section 8 of the Clayton Act. For the avoidance of doubt, Yuval Cohen and Eli Blatt shall not be considered Restricted Person.
(b)So long as the Company is a “foreign private issuer” as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act, and Fortissimo has actually designated or proposes to designate one or more Fortissimo Designees to the Board pursuant to Section 2.1, such Fortissimo Designees shall not be a United States citizen or a resident of the United States.
(c)Each Fortissimo Designee shall deliver such questionnaires and otherwise provide such information as are customarily requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be provided by directors, candidates for director, and their Affiliates and representatives for inclusion in a proxy statement or other filing required by applicable Law and the rules of the

Exchange, in each case to the same extent requested or required of other candidates for appointment or election to the Board. It is hereby expressly acknowledged and agreed that in order for a Fortissimo Designee to be appointed to a Committee, the Board or the applicable Committee may require additional questionnaires and information, as customarily requested, from such Fortissimo Designee or the Fortissimo Shareholders in connection with assessing whether such Fortissimo Designee satisfies the qualifications, independence and other criteria required for membership of such Committee in the same manner as required by any other member of the Board or Committee.
The requirements set forth in this Section 2.2 are referred to, collectively, as the “Designee Qualifications.”

Article III

VOTING MATTERS
3.1Voting. Subject to the terms and conditions hereof, from and after the Effective Date and until the Fortissimo Shareholders Beneficially Own thirty-five percent (35%) or more of the Outstanding Shares, at any annual or extraordinary general meeting of shareholders of the Company (or if action is taken by written consent of shareholders of the Company in lieu of a meeting), the Fortissimo Shareholders (i) shall be free to vote (including by written consent) at their sole discretion, in the aggregate, any and all Ordinary Shares Beneficially Owned by the Fortissimo Shareholders amounting to up to twenty percent (20%) of the Outstanding Shares (the “Maximum Voting Percentage”) and (ii) shall not vote or cause to be voted (including by written consent), any and all Ordinary Shares Beneficially Owned by the Fortissimo Shareholders, or cause to be voted any Ordinary Shares owned by any other person, in excess of the Maximum Voting Percentage.

For the avoidance of doubt, the voting restrictions in the preceding sentence shall not apply to any transferee of Ordinary Shares previously Beneficially Owned by a Fortissimo Shareholder who is not an Affiliate of the Fortissimo Shareholders; provided however, that the Maximum Voting Percentage and the voting restrictions set forth in this Section 3.1 shall not apply, (a) if the Fortissimo Shareholders Beneficially Own thirty-five percent 35% or more of the Outstanding Shares; or (b) upon the Change of Control of the Company, at which time, the Fortissimo Shareholders shall be free to vote in their sole discretion any and all Ordinary Shares Beneficially Owned by the Fortissimo Shareholders at such time. Prior to each Company shareholder meeting, Fortissimo Shareholders shall certify compliance with the Maximum Voting Percentage to the Company. Any shares held in excess of the Maximum Voting Percentage shall be voted in proportion to the votes cast by all other shareholders. Any exceptions to the Maximum Voting Percentage, including in the case of the vote with respect to a Change of Control referenced in clause (b) above, shall require prior approval by the Board. In the event of non-compliance with the voting restrictions, the voting rights for the excess shares shall be suspended until compliance is restored.

Article IV

ADDITIONAL COVENANTS
4.1Transfer Restrictions.
(a)The Fortissimo Shareholders shall not, in each case other than in Permitted Transfers, from the Effective Date until the date that is the eighteen (18) month anniversary of the Effective Date (such period, the “Restricted Period”) Transfer any Ordinary Shares.
(b)At any time and for so long as one or more Fortissimo Designees remain in office (or Fortissimo has the right to nominate a Fortissimo Designee), the Fortissimo Shareholders shall not Transfer any Ordinary Shares pursuant to any block trade with respect to 5% or more of the Company's Outstanding Shares in any transaction or series of linked transactions, to any Restricted Entity (or any off-market block trade whatsoever with Nano Dimension Ltd. or its Affiliates).
(c)“Permitted Transfer” means:
(i)a Transfer to any Affiliate of FF, upon prior written notice and subject to the execution of a joinder agreement as set forth in the proviso below;
(ii)any Transfer to the Company or any of its Subsidiaries, including pursuant to a share buyback; or
(iii)any Transfer pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction involving the Company that has been approved, authorized or recommended by the Board;
provided, that any transferee who receives Ordinary Shares pursuant to a Permitted Transfer in accordance with clause (i) above at any time while this Agreement remains in effect (each, a “Permitted Transferee”) must execute a joinder agreement substantially in the form of Exhibit A hereto and agree to be bound by the terms of this Agreement as if they were an original party (in the capacity of Fortissimo Shareholder) hereto, and provided that if, following a Permitted Transfer within clause (i) above, the applicable transferee subsequently ceases to be an Affiliate of FF, such transferee shall no longer be a Permitted Transferee for the purposes of this Agreement, and any rights assigned hereunder to such Permitted Transferee shall terminate and be of no further effect.
(d)The restrictions set forth in Section 4.1(a) shall no longer apply following a Change of Control of the Company.
(e)Any certificates for Closing Shares held by a Fortissimo Shareholder shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to shares maintained in the form of book entries) referencing restrictions on transfer of such Closing Shares under the Securities Act and under this Agreement which legend shall state in substance:
THESE ORDINARY SHARES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE ORDINARY SHARES HAVE BEEN

SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.
THESE ORDINARY SHARES ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN THE SHAREHOLDERS AGREEMENT, DATED AS OF APRIL 8, 2025 BY AND BETWEEN THE COMPANY AND FF6-SSYS, LIMITED PARTNERSHIP (THE “SHAREHOLDERS AGREEMENT“). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THESE ORDINARY SHARES MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE SHAREHOLDERS AGREEMENT. A COPY OF THE SHAREHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.

(f)Any Transfer or attempted Transfer in violation of this Section 4.1 shall be null and void ab initio, and the Company shall not record such Transfer on its books or treat any purported transferee as the owner of such Ordinary Shares for any purpose.
Notwithstanding the foregoing, upon the request of the applicable Fortissimo Shareholder (or FF on behalf of such Fortissimo Shareholder), (i) in connection with any Transfer of Closing Shares Transferred in accordance with the terms of this Agreement, the Company shall promptly cause the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer, and (ii) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend (or notation) is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause the legend (or notation) to be removed from any Ordinary Shares to be Transferred in accordance with the terms of this Agreement.
4.2Standstill.
(a)Subject to Section 4.2(b), on and after the Effective Date, the Fortissimo Shareholders shall not, shall cause their Affiliates not to, and shall cause the representatives of any of the foregoing acting at their direction or on their behalf not to, in any manner, directly or indirectly, without the prior written consent of, or waiver by, the Company, acquire, offer to acquire, agree to acquire, by purchase or otherwise, or provide financing for the acquisition of, Beneficial Ownership of any Ordinary Shares of the Company, other than as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Ordinary Shares of the Company, which shall cause the Fortissimo Shareholders, together with their Affiliates, to hold more than 24.99% of the Outstanding Shares;

provided that this Section 4.2(a) shall not apply to a Qualifying Offer conducted in accordance with the procedure set forth in Exhibit B and in compliance with applicable law from the Fortissimo Shareholders to the other shareholders of the Company which Qualifying Offer shall be conditioned on (i) Fortissimo Shareholders acquiring at least 15% of the Outstanding Shares in such tender offer and (ii) the Fortissimo Shareholders holding at least 35% of the issued and outstanding shares of the Company following the closing of such Qualifying Offer (any such successful tender offer that complies with the conditions of this paragraph, a “Fortissimo Tender Offer”).
(b)The restrictions set forth in Section 4.2(a) shall immediately terminate and be of no further force and effect upon the earliest to occur of (i) the occurrence of a Change of Control, (ii) the date that is 90 days after the date on which Fortissimo Shareholders Beneficially Owning less than 5% of the Fully Diluted Shares Outstanding, (iii) the date that the Company enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving the acquisition of all or substantially all of the Company’s voting securities or assets (whether by business combination, merger, restructuring, recapitalization, tender or exchange offer or otherwise); (iv) the making of a tender or exchange offer by any other person or group to acquire more than 25% of the outstanding voting equity securities of the Company that the Board does not timely recommend rejection of (or recommends acceptance of); (v) the public announcement by the Company after the date hereof that has commenced a formal process to explore strategic alternatives; (vi) the Board (or any duly constituted committee) shall have determined in good faith, after consultation with outside legal counsel, that the failure to waive, limit, amend or otherwise modify the “standstill” or similar provisions relating to the Company that have been agreed to with any other person or group, would be reasonably likely to be inconsistent with the fiduciary duties of the Company's directors under applicable law; or (vii) following a successful Fortissimo Tender Offer.
(c)For the avoidance of doubt, the restrictions set forth in Section 4.2(a) shall not apply with respect to any Ordinary Shares that are Transferred by a Fortissimo Shareholder in compliance with this Agreement to a Person who is not a Fortissimo Shareholder or an Affiliate thereof.
Article V

REGISTRATION RIGHTS
5.1Form F-3 Registration. The Company agrees that as soon as practicable following the Restricted Period, but in no event later than forty-five (45) days after the Restricted Period (the “Filing Date”), the Company shall file a registration statement covering the resale of the Registrable Shares with the SEC for an offering to be made on a continuous basis pursuant to Rule 415, or if Rule 415 is not available for offers and sales of the Registrable Shares, by such other means of distribution of Registrable Shares as the Holders may reasonably specify (the “Initial Registration Statement”). The Initial Registration Statement shall be on Form F-3 or, if the Company is ineligible to register for resale the Registrable Shares on Form F-3, Form F-1, and the Company shall use its reasonable best efforts to cause the Registration Statement declared effective, and any other qualifications or compliances (including, without limitation, the execution of any required undertaking to file post-effective amendments, appropriate qualifications or exemptions under applicable blue sky or other state securities laws and appropriate compliance with applicable securities laws, requirements or regulations) as promptly as possible after the filing thereof, but in any event prior to the date, which is either (A) ten (10) days after the receipt of a notification of no-review in the event of no review by the SEC, or (B) ninety (90) days after the Filing Date in the event of a review by the SEC (the “Effectiveness Date”). For purposes of clarification, any failure by the Company to file the Initial Registration Statement by the Filing Date or to have such Registration Statement declared effective within such ten (10) days after the notification of no-review or ninety (90) days after the Filing Date, as applicable, shall not otherwise relieve the Company of its obligations to file or effect the Initial Registration Statement as set forth above in this Section 5.1. In the event the SEC informs the Company that all of the Registrable Shares cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof, (ii) use its reasonable best efforts to file amendments to the Initial Registration Statement as required by the SEC and/or (iii) withdraw the Initial Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Shares permitted to be registered by the SEC on Form F-3 or, if the Company is ineligible to register for resale the Registrable Shares on Form F-3, Form F-1; provided, however, that prior to filing such an amendment or New Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Shares. In the event the Company amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (ii) or (iii) above, the Company will use its reasonable best efforts to file with the SEC, within thirty (30) days following the date allowed by the SEC, one or more registration statements on Form F-3 or, if the Company is ineligible to register for resale the Registrable Shares on Form F-3, Form F-1, to register for resale those Registrable Shares that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement (the “Remainder Registration Statements”). If the SEC limits the number of Registrable Shares permitted to be registered on a particular Registration Statement (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater number of Registrable Shares), any required cutback of Registrable Shares (such Registrable Shares so cut back, the “Cut Back Shares”) shall be applied pro rata among the Holders and any other selling shareholders named in the Registration Statement in accordance with the number of such Registrable Shares sought to be included in such Registration Statement. In no event shall the Holders be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, that if the SEC requests that the Holders be identified as a statutory underwriter in the Registration Statement, the Holders will have an opportunity to withdraw from the Registration Statement.
5.2Notwithstanding Section 4.2 hereof, if the Company proposes to register (including, for this purpose, any registration effected by the Company for any shareholder(s)) any of its Ordinary Shares under the Securities Act in connection with the public offering of such securities (including, but not limited to, registration statements relating to secondary offerings of securities of the Company), the Company shall, at such time, promptly give the Holders notice of such registration. Notwithstanding the Restricted Period, upon the request of the majority of the Holders given within twenty (20) days after such notice is given by the Company, the Company shall cause to be registered all of the Registrable Securities that the Purchaser has requested to be included in such registration and to participate in the resale of such Registrable Securities as part of such public offering. If a registration statement under which the Company gives notice under this Section 5.2 is for an underwritten offering, then the Company will so advise the Purchaser. In such event, the right of the Purchaser’s Registrable Securities to be included in a registration pursuant to this Section 5.2 will be conditioned upon the Purchaser’s participation in such underwriting and the inclusion of the Purchaser’s Registrable Securities in the underwriting to the extent provided herein. In such case, the Purchaser will enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of Shares that may be included in the registration and the underwriting will be allocated, first, to the Company, and second, to the Holders in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each Holder. If the majority of the Holders disapprove of the terms of any such underwriting, the Holders may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.2 before the effective date of such registration, whether or not the Purchaser has elected to include Registrable Securities in such registration; the expenses of such withdrawn registration shall be borne by the Company in accordance with Section 5.2.
5.3Registration Expenses. All Registration Expenses incurred in connection with any registration, qualification, exemption or compliance pursuant to Section 5.1 or Section 5.2 shall be borne by the Company. All Selling Expenses relating to the sale of securities registered by or on behalf of a Holder shall be borne by such Holder.
5.4Registration Default. The Company further agrees that, in the event that (i) the Initial Registration Statement has not been is declared effective by the SEC by the date that is 18 months following Closing, or thereafter is suspended by the Company or ceases to remain continuously effective as to all Registrable Shares for which it is required to be effective, other than, in each case, within the time period(s) permitted by Section 5.7(b) (each such event, a “Registration Default”), for more than twenty (20) consecutive days or more than forty (40) days in any period of 365 days during which the Registration Default remains uncured, the Company shall pay to Fortissimo one percent (1.0%) of the Aggregate Purchase Price for each 20-day period (a “Penalty Period”) (provided the payment amount shall increase by one percent (1.0%) of the Aggregate Purchase Price for each subsequent 20-day period following the initial 20-day period), or pro rata for any portion thereof, during which the Registration Default remains uncured; provided, however, that if a Holder fails to provide the Company with any information that is required to be provided in such Registration Statement with respect to such Holder as set forth herein, then the commencement of the Penalty Period described above shall be extended until two Business Days following the date of receipt by the Company of such required information; and provided, further, that in no event shall the Company be required hereunder to pay to Fortissimo pursuant to this Agreement more than three percent (3.0)% of the Aggregate Purchase Price in any Penalty Period and in no event shall the Company be required hereunder to pay to Fortissimo pursuant to this Agreement an aggregate amount that exceeds eight percent (8.0%) of the Aggregate Purchase Price. The Company shall deliver said cash payment to Fortissimo by the fifth Business Day after the end of such Penalty Period. Notwithstanding any other provision of this Section 5.4, no Registration Default as to the Cut Back Shares shall be deemed to have occurred until the date that is thirty (30) days following the date on which the SEC permits the Cut Back Shares to be registered, and the payment of any penalty pursuant to this Section 5.4 shall be calculated to apply only to the percentage of Registrable Shares which are permitted by the SEC to be registered within the timeframes provided for in this Agreement.
5.5Registration Matters. In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform each Holder as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:
(a)except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its reasonable best efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to a Holder, and to keep the applicable Registration Statement free of any material misstatements or omissions, for as long as a Holder continues to hold Registrable Securities. The period of time during which the Company is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period.”
(b)advise the Holders within two (2) Business Days:
(i)when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective:
(ii)of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;
(iii)of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(iv)of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(v)of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading;
(c)use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(d)if a Holder so requests in writing, promptly furnish to such Holder, without charge, at least one copy of each Registration Statement and each post-effective amendment thereto, including financial statements and schedules, and, if explicitly requested, all exhibits in the form filed with the SEC;
(e)during the Registration Period, promptly deliver to each Holder, without charge, as many copies of each prospectus included in a Registration Statement and any amendment or supplement thereto as such Holder may reasonably request in writing; and the Company consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by each of the Selling Holders of Registrable Shares in connection with the offering and sale of the Registrable Shares covered by a prospectus or any amendment or supplement thereto;
(f)during the Registration Period, if a Holder so requests in writing, deliver to each Holder, without charge, (i) one copy of the following documents, other than those documents available via EDGAR: (A) its annual report to its shareholders, if any (which annual report shall contain financial statements audited in accordance with U.S. GAAP by a firm of certified public accountants of recognized standing), (B) if not included in substance in its annual report to shareholders, its annual report on Form 20-F (or similar form), (C) its definitive proxy statement with respect to its annual meeting of shareholders and (E) a copy of each full Registration Statement (the foregoing, in each case, excluding exhibits); and (ii) if explicitly requested, all exhibits excluded by the parenthetical to the immediately preceding clause (E);
(g)prior to any public offering of Registrable Shares pursuant to any Registration Statement, promptly take such actions as may be necessary to register or qualify or obtain an exemption for offer and sale under the securities or blue sky laws of such United States jurisdictions as a Holder reasonably requests in writing, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Shares covered by any such Registration Statement’
(h)upon the occurrence of any event contemplated by Section 5.5(b)(v) above, except for such times as the Company is permitted hereunder to suspend the use of a prospectus forming part of a Registration Statement, the Company shall use its reasonable best efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(i)otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the SEC which could affect the sale of the Registrable Shares;
(j)use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which equity securities issued by the Company have been listed;
(k)use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Shares contemplated hereby and to enable the Holders to sell Registrable Shares under Rule 144;
(l)provide to each Holder and its representatives, if requested, the opportunity to conduct a reasonable inquiry of the Company’s financial and other records during normal business hours and make available its officers, directors and employees for questions regarding information which the Holder may reasonably request in order to fulfill any due diligence obligation on its part;
(m)permit counsel for the Holders to review any Registration Statement and all amendments and supplements thereto (other than supplements to a Registration Statement on Form F-1 solely for the purpose of incorporating other filings with the SEC into such Registration Statement and other than an amendment to a Registration Statement on Form F-1 for the purpose of converting such Registration Statement into a Registration Statement on Form F-3), within two Business Days prior to the filing thereof with the SEC; provided that the each Holder shall have an opportunity to review all disclosures in which it is named prior to filing; and
(n)permit each Holder to review the information contemplated to be included in the Selling Shareholder’s section of any Registration Statement relating to such Holder within two Business Days prior to the filing thereof with the SEC;
provided that, in the case of clauses (l), (m) and (n) above, the Company shall not be required (A) to delay the filing of any Registration Statement or any amendment or supplement thereto as a result of any ongoing diligence inquiry by or on behalf of the Purchaser or to incorporate any comments to any Registration Statement or any amendment or supplement thereto by or on behalf of a Holder if such inquiry or comments would require a delay in the filing of such Registration Statement, amendment or supplement, as the case may be, or (B) to provide, and shall not provide, such Holder or its representatives with material, non-public information unless such Holder agrees to receive such information and enters into a written confidentiality agreement with the Company in a form reasonably acceptable to the Company.
5.6Indemnification.
(a)To the extent permitted by law, the Company shall indemnify each Holder and each Person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which any registration that has been effected pursuant to this Agreement, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 5.6(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, any amendment or supplement thereof, or other document incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, or any violation by the Company of any rule or regulation promulgated by the Securities Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Holder and each Person controlling such Holder, for reasonable legal and other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that the Company will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with information furnished to the Company by or on behalf of such Holder for use in preparation of any Registration Statement, prospectus, amendment or supplement; provided further, that the Company will not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of such Holder to comply with the covenants and agreements contained in this Agreement respecting sales of Registrable Shares.
(b)Each Holder will severally, and not jointly, indemnify the Company, each of its directors and officers, and each Person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 5.6(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, or any amendment or supplement thereof, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers, and each Person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with information furnished to the Company by or on behalf of such Holder for use in preparation of any Registration Statement, prospectus, amendment or supplement. Notwithstanding the foregoing, each Holder’s aggregate liability pursuant to this subsection (b) and subsection (d) shall be limited to the net amount actually received by such Holder from the sale of the Registrable Shares.

(c)Each party entitled to indemnification under this Section 5.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld, conditioned or delayed), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld, conditioned or delayed). No Indemnifying Party, in its defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
(d)If the indemnification provided for in this Section 5.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
5.7Holders Obligations.
(a)Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event requiring the preparation of a supplement or amendment to a prospectus relating to Registrable Shares so that, as thereafter delivered to the Holders, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each Holder will forthwith discontinue disposition of Registrable Shares pursuant to a Registration Statement and prospectus contemplated by Section 5.1 until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, each Holder shall deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice.
(b)Each Holder shall suspend, upon request of the Company, any disposition of Registrable Shares pursuant to any Registration Statement and prospectus contemplated by Section 5.1 or Section 5.2 during no more than two (2) periods of no more than 60 consecutive calendar days each during any 12-month period to the extent that the Board of Directors of the Company determines in good faith that the sale of Registrable Shares under any such Registration Statement would be reasonably likely to cause a violation of the Securities Act or Exchange Act.

(c)As a condition to the inclusion of its Registrable Shares in a Registration Statement, each Holder shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing, including completing a Registration Statement Questionnaire in the form provided by the Company, or as shall be required in connection with any registration referred to in this Article V.
(d)Each Holder hereby covenants with the Company (i) not to make any sale of the Registrable Shares without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied, and (ii) if such Registrable Shares are to be sold by any method or in any transaction other than on a national securities exchange or in the over-the-counter market, in privately negotiated transactions, or in a combination of such methods, to notify the Company at least five (5) Business Days prior to the date on which the Holder first offers to sell any such Registrable Shares.
(e)At the end of the Registration Period the Holders shall discontinue sales of any Shares pursuant to any Registration Statement upon receipt of notice from the Company of its intention to remove from registration the Shares covered by any such Registration Statement which remain unsold, and such Holders shall notify the Company of the number of Shares registered which remain unsold immediately upon receipt of such notice from the Company.
5.8Company Covenants. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which at any time permit the sale of the Registrable Shares to the public without registration, so long as the Holders still own Registrable Shares, the Company shall use its reasonable best efforts to:
(a)make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;
(b)file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and
(c)so long as a Holder owns any Registrable Shares, furnish to such Holder, upon any reasonable request, a written statement by the Company as to its compliance with Rule 144 under the Securities Act, and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.
5.9Assignment. The rights to cause the Company to register Registrable Shares granted to the Holders by the Company under Section 5.1 or Section 5.2 may be assigned by such Holder in connection with a transfer by such Holder of all or a portion of its Registrable Shares, provided, however, that such transfer must be 1made at least ten (10) days prior to the Filing Date and that (i) such transfer may otherwise be effected in accordance with applicable securities laws; (ii) such Holder gives prior written notice to the Company at least ten (10) days prior to the Filing Date; and (iii) such transferee agrees in writing to comply with the terms and provisions of this Agreement, and such transfer is otherwise in compliance with this Agreement. Except as specifically permitted by this Section 5.9, the rights of a Holder with respect to Registrable Shares as set out herein shall not be transferable to any other Person, and any attempted transfer shall cause all rights of such Holder therein to be forfeited. The Company shall not enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the Holders in this Agreement.

5.10Waivers. The rights of any Holder under any provision of this Article V may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended by an instrument in writing signed by such Holder.
Article VI

GENERAL PROVISIONS
6.1Termination.
(a)Unless otherwise specified herein, this Agreement shall automatically terminate on the first date on which Fortissimo (together with its Affiliates) no longer Beneficially Owns any Ordinary Shares of the Company; provided that the confidentiality obligations in Section 6.11 shall survive in accordance with the terms thereof regardless of any termination of this Agreement or any other provision hereof.
(b)This Agreement may be terminated by the Company immediately upon:
(i) A material breach by Fortissimo of the voting restrictions or standstill provisions that remain uncured for 30 days following written notice from the Company; or
(ii)Fortissimo becoming subject to bankruptcy or insolvency proceedings.
(c)This Agreement may be terminated by Fortissimo immediately upon a material breach by the Company of the terms of this Agreement that remains uncured for 30 days following written notice from Fortissimo.
(d)Notwithstanding Section 6.1(a), in the event of termination by the Company pursuant to Section 6.1(b) (and without limitation to the proviso with respect to confidentiality obligations in Section 6.1(a)):
(i)Section 4.2(a) (Standstill) shall terminate only in accordance with Section (b), regardless of any termination of this Agreement or any other provision hereof;
(ii) Section 4.1(e) (Transfer Restrictions) shall survive the termination of this Agreement indefinitely regardless of any termination of this Agreement or any other provision hereof; and.
(iii)Article V (Registration Rights) shall terminate only in accordance with Section 5.7.
(e)Notwithstanding any termination, each party shall retain all rights and remedies available at law or in equity for any breach of this Agreement occurring prior to termination.
6.2Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by email or facsimile if sent during normal business hours of the recipient, and if sent at a time other than during normal business hours of the recipient, then on the next Business Day (provided, with respect to notices sent by email so long as such sent email is kept on file by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communications are:
If to the Company:

Stratasys Ltd.
1 Holtzman St., Science Park, Rehovot, 7612404 Israel
Attention: Vered Ben Jacob
Email: Vered.BenJacob@stratasys.com
with copies (not constituting notice) to:

Meitar Law Offices
Abba Hillel Silver Road 16
Ramat Gan 5250608
Israel
Email: dchertok@meitar.com, dglatt@meitar.com and jonathana@meitar.com
Attn: J. David Chertok, Adv., David S. Glatt, Adv. and Jonathan Atha, Adv.
If to Fortissimo:

FF6-SSYS, Limited Partnership
30 Ha’arbaa Street
Tel Aviv, Israel
Email:    marc@ffcapital.com
Attention: Marc Lesnick
with a copy (not constituting notice) to:

Gornitzky & Co.
Vitania Tel-Aviv Tower
20 Ha’Harash Street
Tel Aviv, Israel 6761310
Attn: Chaim Friedland, Adv. and Nir Knoll, Adv
E-mail: friedland@gornitzky.com and nirk@gornitzky.com

6.3Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements, including the Mutual Non-Disclosure Agreement, dated January 1, 2025, between the parties, and understandings among the parties hereto with respect to the subject matter hereof. No waiver hereunder shall be effective unless in writing and signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.
6.4Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, except by any Fortissimo Shareholder to any Permitted Transferee that has executed a joinder agreement substantially in the form attached as Exhibit A to this Agreement, without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, will be null and void; provided, however that under no circumstances may the rights to designate Directors under Article II be assigned or transferred to any Person, including any Permitted Transferee (provided that the holdings of such Permitted Transferee (to the extent it remains a Permitted Transferee) shall be included in the calculation of the Beneficial Ownership of the Fortissimo Shareholders for the purposes of Article Article II), and that the registration rights in Article V may be assigned in accordance with Section 5.9.
6.5Third Parties. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
6.6Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of Israel without regard to the principles of conflict of laws (whether of the State of Israel or any other jurisdiction) which would result in the application of the laws of any other jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the competent courts of Tel Aviv, Israel.
6.7Equitable Relief. The Company recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Fortissimo. The Company therefore agrees that Fortissimo is entitled to seek temporary and permanent injunctive relief in any such case. Fortissimo also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company. Fortissimo therefore agrees that the Company is entitled to seek temporary and permanent injunctive relief in any such case.
6.8Severability. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.
6.9Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
6.10Counterparts. This Agreement may be executed in counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties.
6.11Confidentiality. The Fortissimo Designees shall not share any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates with the Fortissimo Shareholders or their Affiliates (collectively, the “Confidential Information”) without the prior consent of the Company. The Fortissimo Shareholders shall, and shall cause their Affiliates and their and their respective representatives to, keep confidential any Confidential Information and will use such Confidential Information solely to monitor, administer or manage their investment in the Company (a “Permitted Purpose”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Fortissimo Shareholders, any of their Affiliates or any of their respective representatives (including any Fortissimo Designee) in violation of this Section 6.11 or any other direct or indirect duty of confidentiality to the Company, (ii) was or becomes available to the Fortissimo Shareholders, any of their Affiliates or any of their respective representatives on a non-confidential basis from a source other than the Company or its representatives; provided that such source was not known after due inquiry to be subject to any duty or obligation (whether by agreement or otherwise) to keep such information confidential, (iii) at the time of disclosure is already in the possession of the Fortissimo Shareholders, any of their Affiliates or any of their respective representatives, provided that such information is not known after due inquiry, to be subject to any duty or obligation (whether by agreement or otherwise) to keep such information confidential, or (iv) is independently developed by the Fortissimo Shareholders, any of their Affiliates or any of their respective representatives without reference to, incorporation of, reliance on or other use of any Confidential Information. The Fortissimo Shareholders agree, on behalf of themselves and their Affiliates and their and their respective representatives, that Confidential Information may be disclosed solely (i) to their Affiliates and respective representatives to the extent reasonably required for a Permitted Purpose; provided, however, that in any event such information shall not be shared with any such representative who, to the knowledge of the Fortissimo Shareholders, has an employment, director, officer, operating partner or similar relationship with a Restricted Entity, and (ii) in the event that the Fortissimo Shareholders, any of their Affiliates or any of their or their respective representatives are requested or required by applicable Law, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances the applicable Fortissimo Shareholders, their Affiliates and their and their respective representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company promptly so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case, the applicable Fortissimo Shareholders shall use commercially reasonable efforts to assist the Company in this respect, shall disclose only such portion of the Confidential Information which counsel to the Fortissimo Shareholders advises is legally required to be disclosed in order to avoid a citation for contempt or suffer another censure or penalty and shall, to the extent permitted by law, provide a copy of such Confidential Information disclosed to the Company). This Section 6.11 shall terminate upon the later of (i) ninety (90) days after the date on which the Fortissimo Shareholders cease to Beneficially Own at least five percent (5%) of the Outstanding Shares, and (ii) ninety (90) days following the date on which all Fortissimo Designees (including any successor Fortissimo Designees) cease to serve on the Board.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
STRATASYS LTD.
By:    /s/ Eitan Zamir
Name: Eitan Zamir
Title: Chief Financial Officer

FF6-SSYS, LIMITED PARTNERSHIP

by: fortissimo capital 6 management (g.p.) ltd.
its general partner

By:    /s/ Yuval Cohen
Name: Yuval Cohen
Title: Director

[Signature Page to Shareholder Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT
This Joinder Agreement (this “Joinder Agreement) is made as of the date written below by the undersigned (the “Joining Party) in accordance with the Shareholder Agreement, dated as of April 8, 2025 (the “Shareholder Agreement”), by and between the Company and Fortissimo thereto. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholder Agreement.
WHEREAS, on the date hereof, the Joining Party [is being assigned certain registration-related rights and obligations under the Shareholder Agreement relating to its Registrable Securities] [is acquiring [Ordinary Shares] from [ó] (the “Transferred Securities”) from a Fortissimo Shareholder; and
WHEREAS, the Shareholder Agreement requires the Joining Party, as a condition to [being assigned registration-related rights and obligations under the Shareholder Agreement][becoming a holder of the Transferred Securities as a Fortissimo Shareholder], to agree in writing to be bound by the terms of [Article V of] the Shareholder Agreement, and the Joining Party agrees to do so in accordance with the terms hereof.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:
1.  Agreement to Be Bound. The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to [Article V of] the Shareholder Agreement and a “Fortissimo Shareholder” as if it had executed the same as of the date hereof. The Joining Party hereby ratifies, and agrees to be bound by, all of the terms, provisions and conditions contained in [Article V of] the Shareholder Agreement, in each case as of the date hereof. [The Joining Party hereby represents and warrants to the Company that, as of the date hereof, it is a Permitted Transferee.]
2.  Notice. For purposes of notice [pursuant to Section 6.2 of the Shareholder Agreement], the Joining Party’s address is:
    [ó]
[ó]
[ó]
Attention: [ó]
Email: [ó]
Exh. A-1

with a copy (not constituting notice) to:

[ó]
[ó]
[ó]
Attention: [ó]
Email: [ó]
3.  Headings and Captions. The headings and captions contained in this Joinder Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Joinder Agreement or the intent of any provision hereof.
4.  Counterparts. This Joinder Agreement may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Joinder Agreement (or amendment, as applicable).
5.  Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the Laws of the State of Israel, without regard to principles of conflicts of Laws thereof.
[Remainder Of Page Intentionally Left Blank]
Exh. A-2

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
Date: [ó]
[NAME OF JOINING PARTY]
By:
Name:    [ó]
Title:    [ó]
ACCEPTED AND AGREED:

[COMPANY]
By:
Name:    [ó]
Title:    [ó]

EXHIBIT B

PROCEDURE FOR A QUALIFYING OFFER
1.In the event that a Qualifying Offer is commenced within the meaning of Rule 14d-2(a) under the Exchange Act by the Fortissimo Shareholders, then within five (5) trading days of the commencement of such Qualifying Offer, the Board shall publish notice (after considering the comments of such Fortissimo Shareholder to such notice) to the Company’s shareholders (the “Shareholder Meeting Notice”) of a meeting of the Company’s shareholders (the “Shareholder Meeting”) to be held on the twenty-first (21st) day (or first trading day subsequent thereto, if not a trading day) following such Shareholder Meeting Notice (and, including any adjourned meeting, in any event no later than forty (40) days after the commencement of such Qualifying Offer within the meaning of Rule 14d-2(a) under the Exchange Act).
2.At the Shareholder Meeting, an advisory vote will be held pursuant to which the holders (as of the applicable record date) of Ordinary Shares, other than Ordinary Shares beneficially owned by Fortissimo Shareholders and their Affiliates, or by any other shareholder possessing a personal interest (as defined under the Companies Law), with respect to the subject Qualifying Offer, shall be entitled to vote on a resolution advising the Board as to whether such Qualifying Offer should be approved (a “Qualifying Offer Advisory Resolution”) and the Board shall announce its position with respect to the subject Qualifying Offer, as required by applicable Law.
3.For purposes of the Shareholder Meeting Notice, the record date for determining holders of record eligible to vote at the Shareholder Meeting shall be the close of business on the trading day on which the Board publishes the Shareholder Meeting Notice. The Board shall take such actions as are necessary or desirable to cause the Qualifying Offer Advisory Resolution to be presented for a vote of the Company’s shareholders at the Shareholder Meeting, including within the time frames set forth in this Exhibit.
4.Following the publication of the Shareholder Meeting Notice, the Fortissimo Shareholders shall undertake to keep such Qualifying Offering open until the publication of the results of the Shareholder Meeting, which shall be published by the Company as soon as practicable but not later than two (2) Business Days following the Shareholder Meeting.
5.Neither the Fortissimo Shareholders nor their Affiliates shall consummate or complete any Qualifying Offer, and accordingly shall not be entitled to hold more than 24.99% of the Outstanding Shares, unless the Qualifying Offer Advisory Resolution is approved by the Company's shareholders at a duly convened shareholder meeting of the Company prior to such consummation; provided however that the number of Qualifying Offers which the Fortissimo Shareholders may commence prior to the completion of a Fortissimo Tender Offer shall not be limited in number; provided further that to the extent that the Company fails to timely publish the Shareholder Meeting Notice or the Shareholder Meeting is not convened in a timely fashion, pursuant to paragraph 1 above and, in the event that it does not publish the Shareholder Meeting Notice or the Shareholder Meeting is not timely convened within five (5) calendar days of the later of (x) Fortissimo giving notice of such failure, and (y) the date on which the Company was required to publish the Shareholder Meeting Notice or the date on which the Shareholder Meeting was to be convened, the Fortissimo Shareholders shall be permitted to proceed with a Qualifying Offer without a shareholder vote and shall not be obligated to extend the period of such Qualifying Offering or limit the amount of their Beneficial Ownership of the Ordinary Shares in any way.
6.In connection with the shareholder vote at a Shareholder Meeting, an officer of Fortissimo shall be required to certify to the Company, not less than ten (10) trading days prior to the initially scheduled date of the Shareholder Meeting, which Ordinary Shares are beneficially owned by the Fortissimo Shareholders and their Affiliates, and should therefore be excluded from the vote on the Qualifying Offer Advisory Resolution.
7.For the purposes of this Agreement, a “Qualifying Offer” shall mean a tender or exchange offer which satisfies each of the following conditions:
a.it is a Fully Financed all-cash tender offer at the same per-share consideration to all shareholders of the Company;
b.it is an offer that is conditioned on a minimum number of the Company’s Ordinary Shares being tendered and not withdrawn as of the expiration date as would provide the offeror, upon consummation of the offer, with beneficial ownership of at least 35% of the Company’s outstanding Ordinary Shares, which condition shall not be waivable by the Fortissimo Shareholders.
“Fully Financed” shall mean, with respect to a Qualifying Offer, that the Fortissimo Shareholders have sufficient funds for the Qualifying Offer and related expenses which shall be evidenced by (i) firm, binding written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, (ii) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable written commitment being provided by the Fortissimo Shareholders to the Board of the Company to maintain such availability until the offer is consummated or withdrawn, or (iii) a combination of the foregoing; which evidence has been provided to the Company prior to, or upon, commencement of the offer.